EXHIBIT 4

31 July 2003

Company Announcements Office

Australian Stock Exchange

Level 4

20 Bridge Street

Sydney NSW 2000

Dear Sir

Change of Company Secretary

In accordance with listing rule 3.16.1, we wish to advise that Mr John William Priestley is resigning as Company Secretary of Mayne Group Limited effective from the end of the day on 31 July 2003.

Ms Karen Ping-Huay Kee has been appointed Company Secretary of Mayne Group Limited effective Friday 1 August 2003.

Yours faithfully, MAYNE GROUP LIMITED

/s/ JOHN PRIESTLEY
John Priestley Company Secretary